EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 24, 2020—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2020.

(in thousands, except share and per share data)

Net income for the three months ended March 31, 2020 was $1,160, or $0.21 per share-basic and diluted, a decrease of $67 from net income of $1,227, or $0.25 per share-basic and diluted for the same quarter in 2019. The majority of the decrease relates to additional non-interest expense and an increase in the interest paid on interest bearing liabilities that exceeded the increase in interest income and non-interest income.

In light of the recent events surrounding the COVID-19 pandemic, the Company is continually assessing the effects of the pandemic to its employees, customers and communities. In March 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation, and the Company has been working diligently to help support its customers through the SBA Paycheck Protection Program, loan modifications, deferrals and fee waivers for early withdrawal of certificates of deposit due to hardship.

While the ultimate impact of the crisis can’t be accurately predicted at this point, management believes the Company is well-capitalized and has the financial stability to continue to serve its customers and communities during this unprecedented time.

Net interest income for the first quarter of 2020, after the provision for loan losses, was $7,071, approximately 17.6% higher than the same period in 2019. The provision for loan losses for the three months ended March 31, 2020 was $314 compared to a provision for loan losses of $195 for the same period in 2019. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and an increase in total loans outstanding. The net interest margin was 2.72% for the first quarter of 2020 compared to 2.74% for the same period in 2019. The decrease in net interest margin was overall minimal as yields on earning assets and rates on interest bearing liabilities decreased proportionally.

Non-interest income increased in the first quarter of 2020 by $334, or 16.3%, while non-interest expenses increased $1,427, or 21.5%, compared to the same period in 2019. The increase in non-interest income was mainly the result of an increase in mortgage loan origination income due to a decrease in long-term mortgage rates. Non-interest expense increased due to an increase in salaries and employee benefits, occupancy expense and other non-interest expenses.

Total assets as of March 31, 2020 increased to $1,216,111, an increase of $20,677, or 1.7%, when compared to $1,195,434 at December 31, 2019. Deposits increased by $26,892, or 3.0%, and loans, net of unearned income, decreased by $88, or 0.02%, when compared to December 31, 2019. Non-performing assets decreased by $204 thousand to $15,598 at March 31, 2020 as compared to $15,802 at December 31, 2019, due to a decrease in non-accrual loans and loans 90 days or more past due and still accruing partially offset by an increase in other real estate owned.

During the three months ended March 31, 2020, the Company paid dividends totaling $0.24 per share or $1,339 compared to $0.24 per share or $1,177 for the same period in 2019.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending
	March 31, 2020	December 31, 2019	March 31, 2019
INTEREST INCOME
Loans, including fees	$7,480	$7,433	$5,450
Investment securities	1,997	2,073	2,699
Other interest	232	377	235

	9,709	9,883	8,384

INTEREST EXPENSE
Deposits	1,969	2,151	1,729
Other borrowed funds	355	427	445

	2,324	2,578	2,174

NET INTEREST INCOME	7,385	7,305	6,210

PROVISION FOR LOAN LOSSES	314	101	195

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,071	7,204	6,015

NON-INTEREST INCOME
Service charges on deposit accounts	1,049	1,144	1,097
Other service charges and fees	773	812	684
Other non-interest income	559	1,166	266

	2,381	3,122	2,047

NON-INTEREST EXPENSE
Salaries and employee benefits	4,435	4,358	3,547
Occupancy expense	1,659	1,125	1,423
Other non-interest expense	1,973	2,245	1,670

	8,067	7,728	6,640

NET INCOME BEFORE TAXES	1,385	2,598	1,422

INCOME TAX EXPENSE	225	627	195

NET INCOME	$1,160	$1,971	$1,227

Earnings per share—basic	$0.21	$0.35	$0.25

Earnings per share—diluted	$0.21	$0.35	$0.25

Dividends paid per share	$0.24	$0.24	$0.24

Average shares outstanding—basic	5,579,381	5,558,891	4,892,530

Average shares outstanding—diluted	5,581,411	5,561,351	4,895,128

	For the Period Ended,
	March 31, 2020	December 31, 2019	March 31, 2019
Period End Balance Sheet Data:
Total assets	$1,216,111	$1,195,434	$1,057,392
Total earning assets	1,124,671	1,105,103	984,794
Loans, net of unearned income	576,979	577,067	447,470
Allowance for loan losses	3,816	3,755	3,560
Total deposits	925,888	898,996	840,160
Short-term borrowings	—	—	—
Long-term borrowings	5	6	11
Shareholders’ equity	118,744	112,800	90,579
Book value per share	$21.28	$20.22	$18.51

Period End Average Balance Sheet Data:
Total assets	$1,202,483	$1,164,570	$1,006,484
Total earning assets	1,109,562	1,068,683	929,677
Loans, net of unearned income	574,749	561,483	435,033
Total deposits	918,571	929,598	803,278
Short-term borrowings	56	2,096	—
Long-term borrowings	5	10	13
Shareholders’ equity	112,945	96,295	86,136

Period End Non-performing Assets:
Non-accrual loans	$11,941	$11,993	$10,018
Loans 90+ days past due and accruing	14	257	20
Other real estate owned	3,643	3,552	3,440

	As of
	March 31, 2020	December 31, 2019	March 31, 2019
Year to Date Net charge-offs as a percentage of average net loans	0.04%	0.03%	0.00%

Year to Date Performance Ratios:
Return on average assets(1)	0.39%	0.51%	0.49%
Return on average equity(1)	4.11%	6.13%	5.70%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.72%	2.77%	2.74%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com